Fourth Quarter 2006 Earnings
Conference Call
October 31, 2006

Pat Davidson

Thank you and good morning. Earlier today we published our fourth quarter and full year results for fiscal 2006. If you do not have a copy of the release, it is available on our website at www.oshkoshtruckcorporation.com. Today’s call is being broadcast live via the Internet at our website and is being accompanied by a slide presentation also available on our website. Later today, an audio replay of this call will be posted to our website. The replay and slide presentation will be available on our website for approximately 12 months. Please now refer to slide 2 of that slide presentation and read it at your convenience.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made such estimates during our third quarter earnings conference call on August 1, 2006.

Presenting today are Bob Bohn, Chairman, President and Chief Executive Officer and Charlie Szews, Executive Vice President and Chief Financial Officer.

Bob, please lead off and investors, please turn to slide 3.

Bob Bohn

Oshkosh Fiscal 2006 Highlights

Thank you, Pat. Good morning everyone and thank you for joining us.

This year has been another year of records for us at Oshkosh Truck and it really is the start of a whole new era for our company as we transform the business with our recently announced plans to acquire JLG Industries. I will talk a little bit about that later, however, as I would like to focus not only on the great year we just posted, but also the solid quarter we announced.

Fiscal 2006 was a record year, but it has significance beyond this year’s specific results in that it reflects on our ability to deliver results not just for a quarter, not just for a year, but for the long term. Fiscal 2006 was our 10th, our 10th consecutive year of improving financial performance. Since 1997, our compound annual growth rates for revenues and operating income have been approximately 20% and 30%, respectively. Our core growth strategies of leading in new product development, seeking operational excellence through lean initiatives and the pursuit of strategic acquisitions have served us well. And, we’re sticking with them.

Now, let me go over the specifics. For the year, revenues were up 15.8% to $3.43 billion. Operating income reached $325.9 million, up 22%. We’ve continued to improve our operating income margins as we strive to achieve our goal of 10%. We realized 50 basis points of improvement to our margins in fiscal 2006 to 9.5%. Finally, EPS grew to $2.76, up 26.6%, higher than our most recent guidance of $2.70 — $2.75.

We also closed on two acquisitions, Iowa Mold Tooling and AK Specialty Vehicles. We expect these two new businesses to add nearly a quarter of a billion dollars to our top line. We expect both of them to grow as strong members of the Oshkosh family.

Please turn to slide 4

Oshkosh Fiscal 2006 Highlights (cont.)

We are also pleased to announce strength across the board with double digit or higher gains in operating income in every segment in fiscal 2006. Our Commercial segment, consisting primarily of concrete placement and refuse products, continued to improve its performance with an operating income percentage that was significantly higher than in fiscal 2005. Last year, we had an operating income percentage of 2.2%. That has grown to 5.6% this year as a result of our pricing initiatives. We expect this trend to continue. We are also enjoying the return to full year profitability by the Geesink Norba Group in Europe.

Our corporate Lean Initiative continues to generate success in the areas of throughput, cost reduction and waste elimination. Our chartered cost reduction teams are really impacting our business and we have seen success in a number of areas, and here are a few examples: We’ve reduced the cycle times and work in process inventories for our concrete mixer drum manufacturing. The material handling time at our Pierce Appleton facilities has been cut in half. And, we’ve used lean principles to organize our defense remanufacturing activities. There are many other examples that are too numerous to mention, but we appreciate all the hard work of our people to deliver these results. We know there is no single answer to everything, but we do believe that if we add up all the many, many projects that have started or will start, they can become a tidal wave of improvement that significantly influences our performance.

We continue to lead our industries in product development and innovation. We are proud that our new product development methodology is generating market-leading products. In September, over 1,700 invited guests were on hand for the debut of Pierce Manufacturing’s newest fire truck, the Velocity™, at the 2006 Fire and Rescue International show and convention in Dallas. In addition, over 5,000 more people watched the unveiling on a live webcast of the event. The industry’s response, in terms of inquiries and orders, continues to advance Pierce’s market leading position.

The U.S. Marine Corps awarded our defense group the production contract for its new Logistics Vehicle System Replacement (or LVSR) truck and associated manuals, vehicle kits, test support and training. The firm-fixed-price, indefinite-delivery / indefinite-quantity contract has an estimated value of $740 million based on a production quantity of 1,592 units. The Corps can purchase up to 1,900 cargo, wrecker and fifth-wheel LVSR variants over the next six years under this contract.

Pierce extended its line of homeland security apparatus with the new Contender® Special Services Vehicle, or SSV. It provides law enforcement and homeland security markets with a customizable, rugged vehicle that can be optimized for specific applications at a value price point. The SSV can be configured for mobile command and communications, incident command, special weapons and tactics (SWAT), explosive ordinance disposal, bomb response and mobile laboratory applications.

Please turn to slide 5

Recent Oshkosh Highlights

Of course, our most recent highlight is our announcement about two weeks ago of our agreement to acquire JLG.

We are all truly excited to add JLG as a fourth business segment. With our outstanding track record of buying and integrating market leading companies and creating significant shareholder value, we are confident that our offer to purchase JLG in an all cash deal will be another positive milestone in our Company’s rich history. JLG’s global leadership and the respect they receive in the marketplace are indicative of a company that is vibrant and pointed to continue growing. This acquisition makes a lot of sense for us on many fronts and fits with our long standing business objectives of:

•	Growing sales and earnings at a rate greater than 15% annually.
•	Diversifying and complementing our growing defense business, and
•	Seeking to acquire market leaders with significant growth opportunities to provide solid returns for our shareholders.

Presently, we are on track to close the JLG acquisition in December or January, subject to receiving timely regulatory approvals and JLG shareholder approval.

Please turn to slide 6.

Oshkosh Fourth Quarter 2006 Highlights

Focusing specifically on the fourth quarter, sales increased nearly 10% compared to the same quarter a year ago. Operating income increased by only 3.5%, while EPS reached $0.66, up 13.8% quarter over quarter. This exceeds the guidance we provided during our August 1st conference call.

As I mentioned earlier, we completed the acquisitions of both AK and IMT. We paid cash for both companies and this amounted to a $272.8 million outlay.

Looking forward to fiscal 2007, we believe we’re well positioned to deliver earnings improvement despite softening demand expected in two of our three existing segments. We are reaffirming our estimated range for fiscal 2007 earnings per share for Oshkosh on a stand-alone basis, excluding the effects of the anticipated JLG acquisition, of $3.05 to $3.15. We’re looking at potentially significant market volume declines in our commercial and fire and emergency segments as a result of the diesel engine emissions standards changes. Certain vocational truck markets could be down 20% to 40% in calendar 2007. Yet, we’re forecasting consolidated growth over that same period on the expected strength of our defense and fire and emergency businesses, as well as the benefits from the IMT and AK acquisitions. To sum things up, I’m optimistic about the initiatives we have to enhance results in fiscal 2007.

Let’s move to slide 7 so I can review our progress in each of our segments.

Fire and Emergency

We’ll start with the Fire and Emergency business.

Fire and emergency closed out the year on a solid note. Fourth quarter orders exceeded our expectations, thus providing a positive start as we kick off a new fiscal year.

As I mentioned earlier, during the quarter we announced our remarkable new custom fire chassis, the Velocity™, and its companion model, the Impel™. These chassis are exceptional not only because of their industry-leading safety and performance features, but also because they are reflective of our customer-driven, cross-functional new product development process. Literally thousands of fire fighters guided design of this chassis platform. The new chassis were met with huge applause and enthusiasm at the Fire Rescue International show in Dallas last month. If you have not seen the worldwide product launch, I urge you to check it out at www.piercemfg.com. Pierce has already received its first order, but deliveries of the first units probably won’t occur until the fourth quarter of fiscal 2007.

The integration of AK Specialty Vehicles has been fairly smooth and straightforward. We were always impressed with the team, and we were delighted that they recently earned a large order for mobile medical trailers in the United Kingdom.

We did have some disappointment in the fire and emergency segment. We wrote-off inventory and took other charges at our ambulance factory, where our Medtec™ vehicles are produced. Although the charges we are taking in the fourth quarter are not material, this was not anticipated and did affect our earnings in a negative way. Approximately $2.5 million of charges arose out of intentional misstatements of accounting records by a former employee of the Medtec business. We have performed extensive procedures at this business, including an additional comprehensive physical inventory, to assure ourselves that these charges resolve the full magnitude of the matter. We also engaged Ernst & Young LLP to investigate this matter and they have provided a report to the Audit Committee of our Board of Directors. We believe this was an isolated incident and will take appropriate actions to assure ourselves that this situation won’t arise again here or elsewhere in our Company.

Let’s turn to slide 8 and talk about our Defense business.

Defense

It should come as no surprise that the parts and service business for our defense business slowed quite a bit during the quarter. That was addressed during our third quarter earnings call. The U. S. Army simply curtailed their purchases to avoid overspending their budget. We do expect a recovery during the first half of fiscal 2007 as the armed forces budget is replenished and they work to repair and replace damaged and worn equipment that is in need of service.

We are confident in that recovery as the recently passed 2007 defense appropriations and Iraqi supplemental bill contained sums that we expect will allow the Army and Marines to procure the necessary vehicles, equipment, parts & service that they need to perform their duties. We see this budget as favorable to Oshkosh and it gives us confidence in 2007, but we anticipate that it will have even more of an impact on our business in 2008.

Various generals have made statements regarding their expectations for troop counts in Iraq over the next 12-18 months and even into 2010. These statements lead us to believe that we need to be ready to support our troops with trucks and other heavy equipment at a high level for several years to come.

Finally, we’ve talked at length about our armoring capability in theater and at our facilities. We have been installing armor on trucks in theater for some time now and expect to be augmenting that with factory installed armor in mid-calendar 2007.

The overall demand for improved safety and protection, which comes from the armor, is a key driver for us going forward. We expect to be bidding the Bushmaster™ armored personnel carrier on multiple opportunities over the next year. You’ll recall that we have a license from ADI of Australia to market and manufacture this armored vehicle for North America. It is a great truck that has performed extremely well in testing and we are very excited about this alliance.

Let’s move to the next slide and discuss our Commercial business.

Commercial

The trends that we were seeing earlier in the year for recovery in our commercial segment continued in the fourth quarter. Significantly, we saw better margins in our McNeilus product lines with price increases that were successfully implemented in the field. This is important because we took the brunt of the steel price hikes over the last several years and did not raise prices in time to stop our margins from eroding. While we always seek to provide good value for our customers, we cannot run the business in a way that doesn’t allow us to earn a solid and fair margin.

Orders in this segment remained strong in North America through the fourth quarter, which supports our view of flat operating income in this segment in fiscal 2007 before taking into consideration the addition of IMT.

Our Geesink Norba Group business paused in its recovery in the fourth quarter. Demand in the U.K. slackened and a French chassis supplier experienced difficulty in converting its truck chassis to new engine standards. These issues may limit our recovery of that business in fiscal 2007, but we believe that our Romanian outsourcing strategy will bring a lift to this business as we move through fiscal 2007.

As we mentioned before, IMT is part of our commercial segment, which is overseen by Mike Wuest. We are very happy with the early returns and I might add, not surprised, because we knew we were buying a great business led by a great team. We believe the synergy opportunities are very strong and believe they will continue to unfold as we integrate IMT.

Finally, we have the right resources in place at McNeilus and believe this is crucial as we begin the final phase of our ERP installation, which we expect to occur in the first quarter of fiscal 2007.

So, there is a review of some of the recent highlights of our current business mix. Let me now turn the call over to Charlie, and please turn to slide 10.

Charlie Szews

Let’s begin our financial review by looking at our consolidated results for the fourth quarter.

Consolidated Results

Earnings per share rose 13.8% to $0.66, exceeding our previous estimate for the quarter of $0.60 to $0.65 per share. Our commercial segment largely drove the improved results in the fourth quarter, while the fire and emergency segment also reported strong results. Defense vehicles were up strongly, but the defense parts and service business declined. Consolidated sales rose 9.8% to $904.4 million in the fourth quarter compared to last year’s quarter, with consolidated operating income up 3.5% to $76.6 million compared to last year. Certainly, the inventory write-off and other charges of $4.0 million at our ambulance facility affected fourth quarter results. That was disappointing, but it doesn’t significantly affect our view of results for that business in fiscal 2007.

Corporate operating expenses rose $4.1 million to $16.8 million in the fourth quarter compared to the prior year. The higher corporate costs included a $2.5 million increase related to the expensing of stock options and $0.8 million of spending related to the opening of the Company’s operations in China.

During the quarter, we reduced our fiscal 2006 annual estimated effective tax rate to 37.3% to reflect the favorable settlement of a state income tax audit and lower unbenefited foreign losses than anticipated.

Lastly, our cash position decreased to $22 million from $221.7 million at the end of the third quarter and our debt rose from $28.6 million to $89.7 million. This was due to the cash payments we made to acquire AK and IMT.

Let’s look more closely into segment performance, beginning on slide 11.

Fire and Emergency

Fire and emergency sales rose 27.0% to $268.4 million in the fourth quarter while operating income increased at a rate of 12.6% to $21.4 million, or 8.0% of sales, in the fourth quarter. Operating income margins declined one percentage point during the quarter. The charges at our ambulance business represented a 1.5 percentage point impact on margins during the quarter.

This is the first quarter in which AK Specialty Vehicles has been part of our performance. It contributed $16.5 million of sales, but break even results due to the effects of purchase accounting. AK also represented $44.7 million of our backlog at September 30, 2006, which contributed to our 22.2% increase in backlog in the fourth quarter.

Turning to the defense segment next, please turn to slide 12.

Defense

Defense sales declined 7.4% to $328.6 million in the fourth quarter. This compares with a very strong fourth quarter in fiscal 2005 that was up nearly 60% from the prior year. This year’s decline was due to parts and service sales being lower than in last year’s fiscal fourth quarter, as DoD budget constraints led the U.S. Army to sharply curtail procurement of parts and services. Sales of remanufactured and new trucks were up in the quarter, but not enough to offset the reduced spending on parts and service.

Operating income in the fourth quarter declined 13.2% to $54.8 million, or 16.7% of sales, compared to prior year quarter operating income of $63.2 million, or 17.8% of sales. The decrease in operating income for the fourth quarter followed from the lower revenue figure that I just mentioned.

As of September 30, 2006, our defense backlog was down 29% from the prior year level, but we believe this fact is not indicative of our fiscal 2007 defense business. At September 30, 2006, the favorable funding for Oshkosh in the 2007 defense appropriations and Iraqi supplemental bill was not yet under contract.

Please move to slide 13.

Commercial

Commercial sales were up 19.7% to $319.1 million in the fourth quarter and operating income was up 278.4% to $17.2 million. Operating income margins rose to 5.4% in the fourth quarter of fiscal 2006 compared to 1.7% in the prior year’s fourth quarter. The ability of our commercial business to institute price increases has been part of the story, in addition to the Lean activities that we continue to implement in the various facilities.

At McNeilus, concrete placement sales stayed strong in advance of diesel engine emissions standards changes effective January 1, 2007. Operating income margins rose at McNeilus during the fourth quarter of fiscal 2006 due to both higher price realization and cost reduction.

The Geesink Norba Group, our European refuse business, reported a $0.9 million operating loss in this year’s fourth quarter, largely due to lower demand in the U.K. and chassis supply issues in France. During our third quarter conference call, we indicated that we expected this business to have break-even results in the fourth quarter of fiscal 2006.

IMT contributed for the first time as we have been integrating this business into the commercial segment. IMT contributed sales of $15.9 million and operating income of $1.7 million to segment results for the quarter.

Let me close out my review of the commercial segment by reviewing our backlogs in each product line. On September 30, 2006, rear-discharge unit backlog was up 108.2% compared to prior year quarter levels, while our front-discharge unit backlog was up 80.4%. Our domestic refuse unit backlog was up 165.8% compared to prior year quarter levels, while Geesink Norba Group unit backlog was down 25.0% compared to prior year quarter levels. Overall, commercial segment backlog was up 92.2% in dollars on September 30, 2006 compared to prior year fourth quarter levels. Concrete placement and domestic refuse backlogs were up due to the pre-buy. At the Geesink Norba Group, the lower backlog reflects lower orders in the fourth quarter of fiscal 2006 in the U.K. and France. And, IMT contributed $22.8 million to segment backlog at September 30, 2006.

Please turn to slide 14.

Oshkosh Stand-Alone Fiscal 2007 Estimates

Our estimates for fiscal 2007 are largely unchanged from our previous estimates, assuming stand-alone Oshkosh. What does this mean? We are not including the impact of our anticipated acquisition of JLG in these numbers.

We anticipate our consolidated sales to approximate $3.65 to $3.75 billion in fiscal 2007, up approximately 6.5% to 9.4%, respectively, over fiscal 2006 sales. We expect fire and emergency sales to grow in the mid-teens as a percentage. We expect that defense sales will rise by $125 to $175 million, a $25 million increase in the range from our previous estimates, and that commercial sales will decline slightly, as the demand that the entire industry has enjoyed ahead of the new emissions standards begins to subside.

Turning to slide 15, we expect our consolidated operating income to approximate $373 to $385 million in fiscal 2007, which is an increase of about 14% to 18% compared to fiscal 2006. Again, these estimates are unchanged from our previous estimates. With respect to margins, we believe that fire and emergency will increase slightly, by about 50 basis points. We expect margins in defense to be flat and we believe that commercial margins will increase by over 100 basis points, as price increases and Lean activities continue to aid performance.

Slide 16 provides additional estimates of interest expense, taxes and other areas. We have made no adjustments to these items.

On slide 17, we provide our earnings per share estimates for fiscal 2007. Today, we are reaffirming our earnings per share estimate range at $3.05 to $3.15 per share, or up in a range of 11% to 14% compared to fiscal 2006.

Now, for Q1 in fiscal 2007, we said back on August 1, 2006 that we would be challenged in our defense business by a very tough comparison quarter in the first quarter of fiscal 2006 when new and remanufactured truck volume was very high. So, we now can confirm that our defense operating income will decline rather sharply in the first quarter of fiscal 2007 and offset expected strong performances in our fire and emergency and commercial segments. We expect this will lead to EPS of between $0.50 and $0.55 in the first quarter of fiscal 2007, or down 24% to 31%. We expect our defense business to pick up solidly in Q2 of fiscal 2007 and sales to exceed $400 million quarterly in the second half of fiscal 2007. We don’t like these quarterly swings, but that’s the way our defense contract volume falls in fiscal 2007.

We plan to spend approximately $65 million for capital items during the year.

Please turn to slide 18.

Impact of JLG Acquisition on Fiscal 2007 Estimates

Before Bob closes out our prepared remarks, I’d like to make a few additional comments on our impending acquisition of JLG. Many of you have asked questions regarding the closing date of the sale. We still expect to close in December or January. Both Oshkosh Truck and JLG have continued to make the necessary regulatory filings, which include Hart-Scott-Rodino and the preliminary proxy statement for JLG’s shareholder meeting. We still anticipate modest EPS accretion in 2007 and strong accretion in 2008. We will provide more details after the close of the JLG acquisition, most likely in February 2007 when we announce first quarter earnings.

With that, I will turn the call back over to Bob.

Bob Bohn

Thank you, Charlie.

Oshkosh and its management team have developed together, consistently executing on our core growth strategies to deliver, in many cases, exceptional results. We’ve just reported our tenth consecutive year of improved earnings and revenues and we have every reason to believe that 2007 will be our eleventh straight year of growth. We have covered a lot of ground toward our objective of 10% consolidated operating income margins. And, our commercial segment has reinvented itself to become a driver of earnings this quarter. Within the next two years, I anticipate this segment will once again become a major contributor to this corporation’s growth.

I’m excited about the momentum we are building as we move into fiscal 2007. Yes, we do face a number of challenges, particularly in terms of potentially down end markets because of the engine emissions standards changes, and the integration of JLG will be challenging, but we believe that we will be successful. We’ve brought fourteen other businesses into the family in the last decade and we are excited to be taking on such a high quality company as JLG, which will significantly transform our company as we aim for revenues above $6 billion and operating income margins north of 10%. I’m comfortable with our ability to drive earnings growth, which led us to the fiscal 2007 earnings expectations that Charlie just shared with you. We have the right team in place and we have a will that will not be deterred as we work to achieve new records in the continuing story of Oshkosh Truck.

Operator, please begin the question and answer session of the call.

This conference call script may be deemed to be solicitation material in respect of the proposed acquisition of JLG Industries by Oshkosh Truck. In connection with the proposed acquisition, JLG Industries plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF JLG INDUSTRIES ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The final proxy statement will be mailed to shareholders of JLG Industries. Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by JLG Industries with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and JLG Industries’ other filings with the SEC may also be obtained from JLG Industries. Free copies of JLG Industries’ filings may be obtained by directing a request to JLG Industries, Inc., 13224 Fountainhead Plaza, Hagerstown, Maryland 21742-2678, Attention: Investor Relations.

Oshkosh Truck, JLG Industries and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from JLG Industries’ shareholders in favor of the proposed acquisition. Information regarding Oshkosh Truck’s directors and executive officers is available in Oshkosh Truck’s proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on December 20, 2005. Information regarding JLG Industries’ directors and executive officers is available in JLG Industries proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on October 2, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.